EXHIBIT 99.1

FOR IMMEDIATE RELEASE APRIL 30, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

GASTAR AND CHESAPEAKE ENERGY ANNOUNCE LETTER OF INTENT

Chesapeake Agrees to Acquire Certain East Texas Leasehold Interests

For Cash and the Purchase of Additional Gastar Common Shares

HOUSTON, TX and OKLAHOMA CITY, OK, APRIL 30, 2007 - Gastar Exploration Ltd. (AMEX: GST; TSX: YGA) and Chesapeake Energy Corporation (NYSE: CHK) jointly announced today that they have executed a Letter of Intent (“LOI”) outlining the terms under which Chesapeake proposes to acquire all of Gastar’s right, title and interest in a portion of Gastar’s East Texas undeveloped leasehold for total consideration of approximately $92 million, including the purchase of 10 million newly issued Gastar common shares at a price of $2.00 per share.

Gastar currently has 195.3 million common shares outstanding. With the purchase of 10 million common shares in this transaction, Chesapeake will own a total of approximately 42.2 million Gastar common shares, or 20.5% of Gastar’s basic shares outstanding. Chesapeake will be granted registration rights for the shares issued pursuant to this transaction.

Gastar plans to use the proceeds from the sale of the leasehold interest to continue its drilling activities in East Texas, the development of its Australian coalbed methane properties and for general corporate purposes.

Chesapeake and Gastar expect to close the transaction within 12 days of the execution of the LOI. The proposed transaction is subject to existing rights of first refusal held by third parties through existing joint operating agreements.

J. Russell Porter, Gastar’s President and CEO stated, “This transaction allows Gastar to implement our planned drilling activities in East Texas and Australia for the balance of 2007 and into 2008 and continue to expose Gastar to the significant upside associated with drilling in the deep Bossier play. While the transaction does result in the sale of a portion of our East Texas assets and potential upside, we believe this asset sale is more favorable to our equity holders than the dilution that would result from an equity issuance to raise a similar amount of total proceeds. Gastar’s deep Bossier drilling activities will be focused on areas covered by our recently acquired 3-D seismic survey and near previous successful drilling activities.”

Also commenting on the announcement, Aubrey K. McClendon, Chesapeake’s Chairman and CEO, commented, “We are pleased to announce this second integrated transaction with Gastar. Through this transaction, we are acquiring a larger stock position in Gastar and will continue to benefit from Gastar’s ongoing activities in the deep Bossier play. We are also significantly enhancing our acreage position to the south and southwest of the Hilltop Prospect in Leon County, Texas. This new acreage block is located several miles northwest of our currently drilling 22,000 foot deep Bossier test, the Theiss #1. It also is located on trend with two recently completed wells drilled by Encana Corp. (NYSE:ECA) that are reportedly together producing more than 100 million cubic feet of natural gas (mmcf) per day from deep Bossier sands. The leading edge of the acquired acreage is located within 1.5 miles from the nearest Encana well. During the past few years, Chesapeake has amassed over 350,000 net acres in the deep Bossier play, and we will be increasing our drilling activity from one operated rig currently to six rigs by the end of 2007.

Onshore in the U.S. today, we believe the three best areas to explore for wells that are capable of producing 25-50 mmcf per day are in the deep Bossier play of East Texas, the deep Haley play of West Texas and the deep Anadarko Basin of western Oklahoma. Chesapeake has acquired over one million net acres in these three plays and we are the only company with a substantial presence in each area. We hope to report significant new discoveries from each area in 2007 and beyond.”

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Appalachian Basin, Fayetteville Shale, South Texas, Permian Basin, Delaware Basin, Ark-La-Tex and Texas Gulf Coast regions of the United States. The company’s Internet address is www.chkenergy.com.